Exhibit 99.1

Omega Therapeutics Reports First Quarter 2022 Financial Results and Highlights Recent Company Progress

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Investigational New Drug Application for OTX-2002 for MYC Driven Hepatocellular Carcinoma on Track to be Submitted in the First Half of 2022
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Additional Omega Epigenomic Controller™ Development Candidates on Track to be Nominated in the Middle of 2022
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$200.8 Million in Cash, Cash Equivalents and Marketable Securities at End of First Quarter

CAMBRIDGE, Mass, May 4, 2022 -- Omega Therapeutics, Inc. (Nasdaq: OMGA) (“Omega”), a development-stage biotechnology company pioneering the first systematic approach to use mRNA therapeutics as a new class of programmable epigenetic medicines by leveraging its OMEGA Epigenomic Programming™ platform, today announced financial results for the first quarter ended March 31, 2022, and highlighted recent Company progress.

“We are delighted with the preclinical data emerging from our OMEGA platform, for example, from our OTX-2002 program where we demonstrated the ability to downregulate the overexpression of the c-Myc (MYC) oncogene in models of hepatocellular carcinoma (HCC) as shared at the American Association for Cancer Research (AACR) 2022 Annual Meeting,” said Mahesh Karande, President and Chief Executive Officer of Omega Therapeutics. “We also recently announced additional preclinical data that will be presented at the upcoming American Society of Gene & Cell Therapy (ASGCT) 25th Annual Meeting, in which a different Omega Epigenomic ControllerTM (OEC) candidate showed the ability to regulate MYC expression resulting in decreased viability of cancer cells in both in vitro and in vivo models of non-small cell lung cancer (NSCLC). We are pleased to see this further validation of our targeted mRNA therapeutics and their potential to control gene expression through epigenomic programming. We look forward to advancing a broad portfolio of OECs and are keenly focused on advancing into the clinic this year, starting with our expected Investigational New Drug (IND) Application for OTX-2002 in the first half of 2022.”

Recent Business Highlights

Development Pipeline and Platform

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OTX-2002: OTX-2002 is a novel, engineered, and programmable mRNA therapeutic targeting MYC in patients with HCC. In preclinical studies, OTX-2002 demonstrated its ability to potently downregulate MYC oncogene expression by epigenetically targeting the MYC insulated genomic domain (IGD). The Company is pleased to announce that it remains on track to file an IND for OTX-2002 in the first half of 2022.
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Presented New OTX-2002 Preclinical Data in Hepatocellular Carcinoma at AACR 2022 that Highlighted the Potential of OTX-2002 to Downregulate Overexpression of the MYC Oncogene in Models of HCC: Results showed that OTX-2002 suppresses MYC gene expression resulting in a loss of cancer cell viability in vitro and reduces tumor growth in in vivo HCC xenograft models. The data also demonstrated the potential of the OMEGA platform to engineer programmable epigenetic mRNA therapeutics that successfully regulate gene expression by targeting IGDs. The poster presentation can be accessed on our website at https://omegatherapeutics.com/our-science/#publications-research.
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Abstract on OEC for Non-Small Cell Lung Cancer Selected for Presentation at the Upcoming American Society of Gene and Cell Therapy (ASGCT) 25th Annual Meeting: New data highlight the potential of an OEC to downregulate overexpression of the MYC oncogene in models of NSCLC. The results showed on-target changes to the epigenetic profile of the MYC IGD. Treatment also resulted in dose-dependent downregulation of MYC mRNA expression, leading to significant reduction of cell viability in NSCLC cell lines as well as decreased tumor growth in murine xenograft NSCLC models. Results will be further discussed during a poster presentation on May 18, 2022, from 5:30 p.m. through 6:30 p.m. EDT.
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Additional OEC Development: Beyond HCC and NSCLC, the Company is working on multiple programs in preclinical studies, including acute respiratory distress syndrome (ARDS) with CXCL1-3/IL8, alopecia with SFRP1, liver disease with HNF4a, and additional undisclosed targets. Omega continues to anticipate nominating two OEC development candidates in the middle of 2022.
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OMEGA Epigenomic Programming Platform: Omega is creating a new generation of programmable epigenetic mRNA medicines that are designed to control the fundamental epigenetic processes to correct the root cause of disease by restoring aberrant gene expression to homeostasis without altering native nucleic acid sequences. Omega has developed a highly rational and deterministic approach to drug design that enables the Company to rapidly develop and optimize novel OECs with high target specificity to durably tune the expression of single or multiple genes. Omega is advancing multiple preclinical development programs in oncology, immunology, regenerative medicine, and select monogenic diseases.

Corporate

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Joshua Reed to join as Chief Financial Officer, employment expected to commence on May 23, 2022: Mr. Reed has experience in finance, capital raising, business development, investor relations, and managing all aspects of the financial close process.
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Roger Sawhney, M.D., to serve as Chief Business Officer effective on the date of the commencement of Mr. Reed’s employment: In this new role, Mr. Sawhney, currently Omega’s Chief Financial Officer, will focus on the Company’s business development efforts as Omega looks to accelerate the potential of its epigenomic programing platform.
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Ling Zeng, Esq., appointed Chief Legal and Administrative Officer: Ms. Zeng has extensive management experience working with companies in the healthcare industry at various stages of their lifecycle, with responsibilities around legal, operations, reputation, intellectual property, corporate governance, and compliance.
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Kevin McManus appointed Chief Human Resources Officer: Mr. McManus has extensive experience in developing and implementing strategies to enhance growth and attract and retain talent while strengthening company culture.

First Quarter 2022 Financial Results

As of March 31, 2022, the Company had cash, cash equivalents and marketable securities totaling $200.8 million.

Research and development (R&D) expenses for the first quarter of 2022 were $14.2 million, compared to $9.7 million for the first quarter of 2021. The $4.5 million increase in R&D expense was primarily related to discovery and preclinical development costs and personnel-related expenses as the Company continues to support research and development growth and advance its pipeline and discovery portfolio.

General and administrative (G&A) expenses for the first quarter of 2022 were $5.4 million, compared to $2.7 million for the first quarter of 2021. The $2.7 million increase in G&A expense was primarily related to personnel-related expenses and increased costs to operate as a public company, and higher professional fees to support business growth.

Net loss for the first quarter of 2022 was $20.2 million, compared to $13.5 million for the first quarter of 2021, driven predominantly by increased R&D and G&A expenses to support the Company’s growth and operations as a public company.

About Omega Therapeutics

Omega Therapeutics, founded by Flagship Pioneering, is a development-stage biotechnology company pioneering the first systematic approach to use mRNA therapeutics as a new class of programmable epigenetic medicines. The company's OMEGA Epigenomic Programming™ platform harnesses the power of epigenetics, the mechanism that controls gene expression and every aspect of an organism's life from cell genesis, growth, and differentiation to cell death. Using a suite of technologies, paired with Omega's process of systematic, rational, and integrative drug design, the deterministic OMEGA platform enables control of fundamental epigenetic processes to correct the root cause of disease by returning aberrant gene expression to homeostasis without altering native nucleic acid sequences. Omega's modular and programmable mRNA epigenetic medicines, Omega Epigenomic Controllers™, target specific epigenomic loci within insulated genomic domains, EpiZips™, from amongst thousands of unique, mapped, and validated genome-wide DNA-sequences, with high specificity to durably tune single or multiple genes to treat and cure diseases through Precision Genomic Control™. Omega is currently advancing a broad pipeline of development candidates spanning a range of disease areas, including oncology, regenerative medicine, multigenic diseases including immunology, and select monogenic diseases.

For more information, visit omegatherapeutics.com, or follow us on Twitter and LinkedIn

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding timelines for submission of our IND for OTX-2002 and nomination of additional Omega Epigenomic Controller™ development candidates; the potential of the OMEGA platform to engineer programmable epigenetic mRNA therapeutics that successfully regulate gene expression by targeting insulated genomic domains; expectations surrounding the potential of our product candidates, including our lead OEC candidate OTX-2002; and expectations regarding our pipeline, including trial design, initiation of preclinical studies and advancement of multiple preclinical development programs in oncology, immunology, regenerative medicine, and select monogenic diseases. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the novel technology on which our product candidates are based makes it difficult to predict the time and cost of preclinical and clinical development and subsequently obtaining regulatory approval, if at all; the substantial development and regulatory risks associated with epigenomic controller machines due to the novel and unprecedented nature of this new category of medicines; our limited operating history; the incurrence of significant losses and the fact that we expect to continue to incur significant additional losses for the foreseeable future; our need for substantial additional financing; our investments in research and development efforts that further enhance the OMEGA platform, and their impact on our results; uncertainty regarding preclinical development, especially for a new class of medicines such as epigenomic controllers; the fact that our product candidates may be associated with serious adverse events, undesirable side effects or have other properties that could halt their regulatory development, prevent their regulatory approval, limit their commercial potential, or result in significant negative consequences; the impact of increased demand for the manufacture of mRNA and LNP based vaccines to treat COVID-19 on our development plans; difficulties manufacturing the novel technology on which our OEC candidates are based; our ability to adapt to rapid and significant technological change; our reliance on third parties for the manufacture of materials; our ability to successfully acquire and establish our own manufacturing facilities and infrastructure; our reliance on a limited number of suppliers for lipid excipients used in our product candidates; our ability to advance our product candidates to clinical development; and our ability to obtain, maintain, enforce and adequately protect our intellectual property rights. These and other important factors discussed under the caption "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Investor contact:

Kevin Murphy

Argot Partners

212.600.1902

ArgotOmega@argotpartners.com

Media contact:

Jason Braco, Ph.D.

LifeSci Communications

646.751.4361

jbraco@lifescicomms.com

Omega Therapeutics, Inc.

Condensed consolidated statements of operations and comprehensive loss

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
Collaboration revenue from related party	$268	$—
Operating expenses:
Research and development	14,191	9,748
General and administrative	5,406	2,745
Related party expense, net	630	449
Total operating expenses	20,227	12,942
Loss from operations	(19,959)	(12,942)
Other expense, net:
Interest expense, net	(155)	(212)
Change in fair value of warrant liability	—	(330)
Other expense, net	(50)	(4)
Total other expense, net	(205)	(546)
Net loss	$(20,164)	$(13,488)
Net loss per common stock attributable to common stockholders, basic and diluted	$(0.42)	$(3.00)
Weighted-average common stock used in net loss per share attributable to common stockholders, basic and diluted	47,807,209	4,496,657
Comprehensive loss:
Net loss	$(20,164)	$(13,488)
Other comprehensive loss:
Unrealized loss on marketable securities	(797)	—
Comprehensive loss	$(20,961)	$(13,488)

Omega Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$105,648	$186,482
Marketable securities	95,149	38,845
Other assets	16,504	8,006
Total assets	$217,301	$233,333
Liabilities and stockholders’ equity
Liabilities	$35,947	$32,705
Stockholders’ equity	181,354	200,628
Total liabilities and stockholders’ equity	$217,301	$233,333